SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  April 24, 2001

Oxboro Medical, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	0-18785	41-1391803
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13828 Lincoln Street NE
Ham Lake, Minnesota	55304
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (763) 755-9516

Items 1, 3, 4, 5, 6, 8 and 9 are not applicable and therefore omitted.

ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS.

Oxboro Medical, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated April 24, 2001 between Johnson & Johnson Medical division of Ethicon, Inc. (the “Seller”) and the Company for the purchase of Seller’s assets and the assumption of certain liabilities relating to Seller’s Sterion business unit.  The purchase price of the assets is $2.7 million, subject to adjustment after closing for certain inventory book value.  The Company will pay the the purchase price using the Company’s available cash in the amount of approximately $700,000 and has a commitment from Crown Bank of Edina, Minnesota for a loan of approximately $2.6 million.

The terms of Asset Purchase Agreement, including the cash payment referred to above, were determined through arms-length negotiations between the management of the Company and the management of Seller.

Seller’s Sterion business unit manufactures and markets surgical instrument sterilization containers and related disposable medical supplies.  The Company intends to use the assets acquired to conduct such business.

ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial Statements of Business Acquired

The required financial statements of the business acquired are unavailable as of the date of this filing. Such financial statements will be filed on or before the sixtieth day following the filing date of this Current Report on Form 8-K.

(b)      Pro Forma Financial Information

The required pro forma financial information is unavailable as of the date of this filing. Such information will be filed on or before the sixtieth day following the filing date of this Current Report on Form 8-K.

(c)      Exhibits

10.29           Asset Purchase Agremeement dated as of April 24, 2001 between Johnson & Johnson Medical Division of Ethicon, Inc. as Seller and Oxboro Medical, Inc., as Buyer.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OXBORO MEDICAL, INC.

By: /s/ Ramon L. Burton
Ramon L. Burton
Chief Financial Officer

Dated: May 9, 2001